EXHIBIT 5.1

[OPINION OF MCBREEN & KOPKO]

December 17, 2014

Sonic Foundry, Inc.

222 West Washington Avenue

Madison, WI 53703

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

Our opinion is furnished in connection with the Registration Statement under the Securities Act of 1933 on Form S-8 of 800,000 and 50,000 shares of Common Stock, $0.01 par value, of Sonic Foundry, Inc. (the “Company”) offered to employees of the Company or its subsidiary pursuant to the 2009 Sonic Foundry, Inc. Stock Incentive Plan and the 2008 Employees Stock Purchase Plan, respectively (the “Plans”).

As your legal counsel, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and our examination of pertinent documents, that the 850,000 shares of common stock offered under the Plans, will, when paid for and issued, be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,

MCBREEN & KOPKO, LLP

/s/ MCBREEN & KOPKO, LLP